EXHIBIT 99.1

Contact: Sheila Davis – PR/IR Mgr. — 641-585-6803 – sdavis@winnebagoind.com

HANSON CAPITAL PARTNERS, LLC COMPLETES STOCK SALES
PURSUANT TO TRADING PLAN

FOREST CITY, IOWA, November 9, 2004 – Winnebago Industries, Inc. (NYSE: WGO) announced that it was informed today that Hanson Capital Partners, LLC (“HCP”), which is owned and controlled by the family of the late Company founder John K. Hanson and his wife, Luise V. Hanson, completed the sale of 450,000 shares of the Company’s common stock that were included in a written trading plan executed on August 12, 2004, pursuant to SEC Rule 10b5-1(c) relating to sales of the Company’s common stock.

As of November 8, 2004, HCP was the owner of 2,003,012 shares of the Company’s common stock, or approximately 6% of currently outstanding shares. As announced in August 2004, HCP’s trading plan called for daily sales of the Company’s common stock in amounts dependent upon the then prevailing market price. HCP completed the sale of 450,000, shares of the Company’s common stock under the trading plan on November 5, 2004. This plan was to terminate on July 31, 2005, unless terminated earlier in accordance with its terms.

About Winnebago Industries

Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and Rialta brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, www.winnebagoind.com/investor_relations.htm.

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